UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) January 26, 2006
BLUELINX HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-32383	77-0627356

(Commission File Number)	(I.R.S. Employer Identification No.)
4300 WILDWOOD PARKWAY ATLANTA, GA 30339
(Address of Principal Executive Offices) (Zip Code)
(770) 953-7000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following conditions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On January 26, 2006, BlueLinx Corporation (the “Operating Company”), a wholly-owned subsidiary of BlueLinx Holdings Inc. (the “Registrant”), reached an agreement with Wachovia Bank, National Association (“Wachovia”) and the other signatories thereto to amend the terms of its existing revolving credit agreement (the “Agreement”). The Third Amendment to the Loan and Security Agreement dated January 26, 2006, will, among other things, reduce the applicable prime rate margin and Eurodollar rate margin used to calculate the Operating Company’s interest rate under the Agreement, reduce unused line fees, provide more flexibility to the Operating Company for permitted acquisitions under the Agreement and extend the final maturity date to May 7, 2011.
A copy of the Third Amendment to the Loan and Security Agreement is attached hereto as Exhibit 99.1.
Item 8.01 Other Events
Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual requires NYSE-listed companies to disclose in their annual proxy statements the non-management director who is chosen to preside at all regularly-scheduled executive sessions of the non-management members of the board of directors, or, alternatively, the procedure by which a presiding director is chosen for each session. The Registrant inadvertently omitted this information from its annual proxy statement dated April 11, 2005, and provides that information in this Current Report on Form 8-K. The presiding director for each executive session is currently Jeffrey Fenton, the non-executive Chairman of the Registrant’s Board of Directors.
Interested parties who wish to send communications to Mr. Fenton, the non-management directors as a group, or any of our directors individually may do so by writing to the attention of the Company’s Corporate Secretary, Barbara V. Tinsley, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339. The sender should indicate whether the letter is intended for Mr. Fenton, individually, the non-management directors as a group, or any of our other directors. All communications will be relayed to the appropriate recipient(s).

Item 9.01 Financial Statements and Exhibits
     (c) Exhibits.
          The following exhibit is filed herewith:

99.1	The Third Amendment to the Loan and Security Agreement dated January 26, 2006, by and between the Operating Company, Wachovia and the other signatories listed therein.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.
/s/ David J. Morris
Name:	David J. Morris
Title:	Chief Financial Officer and Treasurer

Date: January 27, 2006